Exhibit 2

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                                THE 1855 BANCORP



                               PLAN OF CONVERSION





                                                Adopted by the Board of Trustees
                                                               on April 23, 1998



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

                                THE 1855 BANCORP

                               PLAN OF CONVERSION


                                TABLE OF CONTENTS

ARTICLE 1. INTRODUCTION -- BUSINESS PURPOSE .................................  1


ARTICLE 2. DEFINITIONS ......................................................  3


ARTICLE 3. GENERAL PROCEDURE FOR CONVERSION .................................  7

       3.1  Preconditions to Conversion .....................................  7
       3.2  Special Meeting of Corporators to Approve the Plan ..............  7
       3.3  Stock Holding Company Charter And Bylaws ........................  7
       3.4  Bank Charter And Bylaws .........................................  7

ARTICLE 4. SHARES TO BE OFFERED .............................................  8

       4.1  Holding Company Common Stock ....................................  9
       4.2  Independent Valuation, Purchase Price and Number of Shares ......  9

ARTICLE 5.  SUBSCRIPTION RIGHTS AND ORDERS FOR COMMON STOCK ................. 10

       5.1  Distribution of Prospectus ...................................... 10
       5.2  Order Forms. .................................................... 10
       5.3  Undelivered, Defective or Late Order Form; Insufficient Payment . 11
       5.4  Payment for Stock ............................................... 11
       5.5  Completion of the Conversion .................................... 12

ARTICLE 6.  STOCK PURCHASE PRIORITIES ....................................... 12

       6.1  Priorities for Offering ......................................... 12
       6.2  Certain Determinations .......................................... 13
       6.3  Minimum Purchase; No Fractional Shares .......................... 13
       6.5  Priorities For Subscription Offering ............................ 13
       6.6  Priorities for Direct Community Offering ........................ 15
       6.7  Priorities for Syndicated Community Offering .................... 16

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

ARTICLE 7.  ADDITIONAL LIMITATIONS ON PURCHASES ............................. 16

       7.1  General ......................................................... 16
       7.2  Individual Maximum Purchase Limit ............................... 16
       7.3  Group Acting in Concert ......................................... 16
       7.4  Purchases by Management Persons ................................. 17
       7.5  Special Rule for Tax-Qualified Employee Plans ................... 17
       7.6  Increase in the Total Number of Shares Offered .................. 17
       7.7  Illegal Purchases ............................................... 17
       7.8  Rejection of Orders ............................................. 17
       7.9  Subscribers in Non-Qualified States or in Foreign Countries ..... 18
       7.10  No Offer to Transfer Shares .................................... 18
       7.11  Confirmation by Purchasers ..................................... 18

ARTICLE 8.  POST OFFERING MATTERS ........................................... 18

       8.1  Stock Purchases After the Conversion ............................ 18
       8.2  Resales of Stock by Management Persons .......................... 19
       8.3  Stock Certificates .............................................. 19
       8.4  Restriction on Financing Stock Purchases ........................ 19
       8.5  Stock Benefit Plans ............................................. 19
       8.6  Market for Holding Company Common Stock ......................... 20
       8.7  Liquidation Account ............................................. 20
       8.8  Payment of Dividends ............................................ 21
       8.9  Repurchase of Stock ............................................. 21
       8.10  Conversion Expenses ............................................ 22
       8.11  Public Inspection of Conversion Application .................... 22
       8.12  Enforcement of Terms and Conditions ............................ 22

ARTICLE 9.  MISCELLANEOUS ................................................... 22

       9.1  Interpretation of Plan .......................................... 22
       9.2  Amendment or Termination of the Plan ............................ 23

EXHIBIT A   Charter and Bylaws of the Stock Holding Company
EXHIBIT B   Amended and Restated Charter and Bylaws of the Bank
EXHIBIT C   Initial Directors of the Stock Holding Company


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

                                THE 1855 BANCORP

                               PLAN OF CONVERSION

ARTICLE 1. INTRODUCTION--BUSINESS PURPOSE

     The Board of Trustees of The 1855 Bancorp(1), a Massachusetts-chartered mutual holding company (the "MHC"), has determined that it is in the best interests of the MHC, of Compass Bank for Savings, a Massachusetts-chartered stock savings bank and wholly owned subsidiary of the MHC (the "Bank"), of the depositors and customers of the Bank, and of the communities served by the Bank and the MHC for the MHC to convert from a mutual institution to a stock-form institution (the "Conversion"). Capitalized terms used but not defined in this
Article 1 shall have the meaning set forth in Article 2 hereof.

     In order to carry out the Conversion, the Board of Trustees of the MHC has adopted this Plan of Conversion (the "Plan") to be carried out under the laws of The Commonwealth of Massachusetts and the regulations of the Massachusetts Division of Banks and the FDIC, and other applicable laws and regulations. Pursuant to the Plan, the MHC will convert to a stock form corporation (the "Stock Holding Company") and offer Holding Company Conversion Stock in the Conversion on a priority basis to qualifying depositors, Tax-Qualified Employee Plans, and Employees, Officers, directors and trustees of the Bank and the MHC, with any remaining shares to be offered to the public in a Direct Community Offering and possibly in a Syndicated Community Offering.

     One of the primary purposes of the Conversion is to enable the MHC to acquire Sandwich Bancorp, Inc., a Massachusetts-chartered holding company ("Sandwich Bancorp") and parent of Sandwich Co-operative Bank, a Massachusetts-chartered stock co-operative bank ("Sandwich Bank"). Pursuant to an Amended and Restated Affiliation and Merger Agreement dated March 23, 1998 ("Affiliation Agreement") by and among the MHC and the Bank, on the one hand, and Sandwich Bancorp and Sandwich Bank, on the other hand, all issued and outstanding shares of Sandwich Bancorp common stock and all issued and outstanding Sandwich stock options will be exchanged for Holding Company Common Stock, and, in a multi-step transaction, Sandwich will be merged with 1855 Bancorp and Sandwich Bank will be merged with the Bank (the "Sandwich Bancorp Acquisition") at a closing to take place shortly after the consummation of the Conversion. The Conversion will generate capital to support the Sandwich Bancorp Acquisition and make it possible for the Stock Holding Company to issue the Holding Company Common Stock to be issued to holders of Sandwich Bancorp common stock.

     The combination of the Conversion and the Sandwich Bancorp Acquisition is intended to enable the Bank to compete and expand more effectively in the financial services marketplace. The Conversion is intended to provide an additional source of capital not now available to the MHC or the Bank. Under the Plan, the Stock Holding Company will be able to issue capital stock to

------------

(1) The Trustees of The 1855 Bancorp have also voted to change the name of the MHC to "Seacoast Financial Services Corporation." Subject to the approval of the Corporators of the MHC, the name change is expected to become effective before the Conversion is completed.

depositors and other members of the public and to use such capital, directly or after investing such capital into the Bank, to further the expansion of the activities of the Stock Holding Company and the Bank. In addition, after the Conversion, the Stock Holding Company would have the ability to issue additional shares of Holding Company Common Stock to raise additional capital or in connection with additional mergers or acquisitions, although no additional capital issuance and no merger or acquisition (other than the Sandwich Bancorp Acquisition) are planned or contemplated at the present time. Finally, stock ownership by Officers and other Employees of the Stock Holding Company and the Bank has proven to be an effective performance incentive and as a means of attracting and retaining key personnel.

     The MHC will not proceed with the Conversion unless, at the time the Conversion is scheduled to be consummated, all preconditions to the closing of the Sandwich Bancorp Acquisition (other than the issuance of Holding Company Common Stock to the Sandwich shareholders) have been satisfied or waived. Although the Board of Trustees recognizes and appreciates the benefits of a conversion of the MHC from mutual to stock form, the Board has concluded that, without the Sandwich Bancorp Acquisition, it would not complete the Conversion at this time and would, instead, consider other alternatives, including retaining its existing mutual holding company structure or establishing a mid-tier holding company and issuing up to 49% of the capital stock of such corporation in a so-called "minority issuance" of stock.

     The Sandwich Bancorp Acquisition is subject to the approval of various regulatory agencies, and must also be approved by the affirmative vote of at least (i) a two-thirds of the MHC's Corporators and (ii) the holders of two thirds of issued and outstanding capital stock of Sandwich Bancorp. In addition, individuals purchasing Holding Company Conversion Stock will, by executing their order to purchase such Holding Company Conversion Stock, consent to and approve of the Sandwich Bancorp Acquisition, it being understood that there will be no Conversion, and that no Holding Company Conversion Stock will be issued, unless the Sandwich Bancorp Acquisition is approved and the Acquisition Precondition has been satisfied or waived.

     The Plan is subject to the approval of various regulatory agencies, and must also be approved by the affirmative vote of at least two-thirds of the MHC's Corporators (and, if required by regulatory authorities, a majority of the MHC's Independent Corporators (who must constitute not less than 60% of all Corporators)) at an annual meeting or a special meeting called for such purpose. By approving the Plan, the Corporators will also be approving the charter and bylaws of each of the Stock Holding Company and the Bank and all other steps necessary or incidental to the conversion of the MHC to the Stock Holding Company or to the Conversion.

     The Bank became a stock-form subsidiary of the MHC when Compass Bank reorganized into mutual holding company form in 1994. Accordingly, the Conversion will not affect the corporate existence of the Bank. Although the Plan does provide that certain amendments will be made to the Bank's corporate charter and bylaws, the Bank's business and operations will not be affected or interrupted by the Conversion, and the Bank will continue as the same legal entity after the Conversion. The deposit accounts and loan accounts of the Bank's depositors will not be affected by the Conversion. Upon Conversion, each deposit account holder of the Bank will continue to hold exactly the same deposit account as the holder held immediately before the Conversion. All deposit accounts in the Bank following the Conversion will continue to be insured up to the legal maximum by the Federal Deposit Insurance Corporation and the Depositors Insurance Fund of the Mutual Savings Central Fund, Inc. in the same manner as such deposit

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

accounts were insured immediately before the Conversion. There will be no change in the Bank's loans. The Conversion will not result in any reduction of the Bank's reserves or net worth.

ARTICLE 2. DEFINITIONS

     As used in the Plan, the terms set forth below have the following meanings:

     2.1 Acquisition Precondition: The precondition to the consummation of the Conversion that, at the time the Conversion is scheduled to be consummated, all preconditions to the closing of the Sandwich Bancorp Acquisition (other than the issuance of Holding Company Common Stock to the Sandwich shareholders) shall have been satisfied or waived.

     2.2 Acting in Concert: The term "Acting in Concert" means (a) knowing participation in a joint activity or conscious parallel action towards a common goal, whether or not pursuant to an express agreement; or (b) Persons seeking to combine or pool their voting or other interests (such as subscription rights) in the securities of an issuer for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. When Persons act together for such purpose, their group is deemed to have acquired their stock. The determination of whether a group is Acting in Concert shall be made solely by the Board of Trustees of the MHC or Officers delegated by such Board and may be based on any evidence upon which the Board or such delegatee chooses to rely, including, without limitation, joint account relationships or the fact that such Persons have filed joint Schedules 13D with the SEC with respect to other companies. Trustees of the MHC and directors of the Stock Holding Company and the Bank shall not be deemed to be Acting in Concert solely as a result of their membership on any such board or boards.

     2.3 Affiliate: An "Affiliate" of, or a Person "Affiliated" with, a specified Person, is a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified.

     2.4 Application: The application, including a copy of the Plan, submitted by the MHC to the Commissioner for approval of the Conversion.

     2.5 Associate: The term "Associate," when used to indicate a relationship with any Person, means: (i) any corporation or organization (other than the Bank, the Stock Holding Company, the MHC or a majority-owned subsidiary of any thereof) of which such Person is a director, Officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; (iii) any relative or spouse of such Person or any relative of such spouse, who has the same home as such Person; and (iv) any Person Acting in Concert with any of the Persons or entities specified in clauses (i) through (iii) above; provided, however, that any Tax-Qualified or Non-Tax-Qualified Employee Plan shall not be deemed to be an Associate of any director, trustee or Officer of the MHC, the Stock Holding Company or the Bank, to the extent provided in the Plan. When used to refer to a Person other than an Officer or director of the Bank, the MHC or the Stock Holding Company, the MHC in its sole discretion may determine the Persons that are Associates of other Persons. Trustees of the MHC and directors of the Stock Holding Company and the Bank shall not be deemed to be Associates solely as a result of their membership on such Board.

     2.6 Bank: Compass Bank for Savings.


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     2.7 BHCA: The Bank Holding Company Act of 1956, as amended.

     2.8 Commissioner: The Office of the Commissioner of Banks of The Commonwealth of Massachusetts.

     2.9 Community: The following Massachusetts cities and towns: Acushnet, Aquinna, Barnstable, Bourne, Brewster, Buzzard's Bay, Carver, Chatham, Chilmark, Dartmouth, Dennis, Eastham, Edgartown, Fairhaven, Fall River, Falmouth, Freetown (Assonet), Gosnold, Harwich, Hyannis, Kingston, Lakeville, Marion, Mashpee, Mattapoisett, New Bedford, Oak Bluffs, Orleans, Plymouth (including Cedarville and Manomet), Plympton, Pocasset, Rochester, Sandwich, South Sandwich, Somerset, Swansea, Tisbury, W. Tisbury, Wareham, Westport, Yarmouth and South Yarmouth.

     2.10 Community Offering: A Direct Community Offering and/or a Syndicated Community Offering.

     2.11 Conversion: (1) the conversion of the MHC into the Stock Holding Company by amendment of the MHC's charter and bylaws to authorize the issuance of capital stock or by such other means as the Commissioner shall approve under applicable Massachusetts law and regulations, (2) the offering of Holding Company Conversion Stock in a Subscription Offering and, to the extent shares remain available, in a Direct Community Offering and possibly in a Syndicated Community Offering; (3) the issuance of the Holding Company Conversion Stock,
(4) the amendment of the Bank's charter and bylaws as contemplated in the Plan; and (5) the consummation of the related transactions provided for in the Plan.

     2.12 Conversion Committee: The committee of the Board of Trustees that has been authorized to act on behalf of the MHC for certain matters relating to the Conversion.

     2.13 Corporator: A member of the MHC's Board of Corporators.

     2.14 Deposit Account: Any withdrawable deposit account offered by the Bank, including, without limitation, savings accounts, NOW account deposits, certificates of deposit, demand deposits, Keogh Plan, SEPs and IRA accounts for which the Bank acts as custodian or trustee, and such other types of deposit accounts as may then have been authorized by Massachusetts or federal law and regulations, but not including repurchase agreements, savings bank life insurance policies or certain escrow accounts.

     2.15 Direct Community Offering: The offering to certain members of the general public of any unsubscribed shares in the Subscription Offering which may be effected pursuant to the Plan. The Direct Community Offering may be conducted simultaneously with the Subscription Offering.

     2.16 Division: The Division of Banks of The Commonwealth of Massachusetts.

     2.17 Eligible Account Holder: Any Person holding a Qualifying Deposit on the Eligibility Record Date.

     2.18 Eligibility Record Date: December 31, 1996, the date for determining who qualifies as an Eligible Account Holder.

     2.19 Employee: The term "Employee" does not include a trustee, director or Officer.


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


     2.20 Employee Plan: Any Tax-Qualified Employee Plan or Non-Tax-Qualified Employee Benefit Plan.

     2.21 ESOP: The employee stock ownership plan to be established by the Bank.

     2.22 Estimated Valuation Range: The dollar range of the proposed Offering, as determined by the Independent Appraiser before the Offering and as it may be amended from time to time thereafter. The Estimated Valuation Range may vary within 15% above or 15% below the midpoint of such range, with a possible adjustment by up to 15% above the maximum ("Range Maximum") of such range.

     2.23 Exchange Act: The Securities Exchange Act of 1934, as amended.

     2.24 FDIC: The Federal Deposit Insurance Corporation.

     2.25 FRB: The Board of Governors of the Federal Reserve System.

     2.26 Group Maximum Purchase Limit: The limitation on the purchase of shares of Holding Company Conversion Stock established by Section 7.3, as such limit may be increased pursuant to said Section 7.3.

     2.27 Holding Company Common Stock: The common stock authorized to be issued from time to time by the Stock Holding Company.

     2.28 Holding Company Conversion Stock: The Holding Company Common Stock to be issued by the Stock Holding Company in the Conversion. Holding Company Conversion Stock shall not include Holding Company Common Stock issued in connection with the Sandwich Bancorp Acquisition.

     2.29 Independent Appraiser: The appraiser retained by the MHC to prepare an appraisal of the pro forma market value of the Holding Company Conversion Stock.

     2.30 Independent Corporator: A Corporator who is not an Employee, Officer, or trustee of the MHC or an Employee, Officer, director, or "significant borrower" of the Bank.

     2.31 Independent Valuation: The estimated pro forma market value of the Holding Company Conversion Stock as determined by the Independent Appraiser.

     2.32 Individual Maximum Purchase Limit: The limitation on the purchase of shares of Holding Company Conversion Stock established by Section 7.2, as such limit may be increased pursuant to said Section 7.2.

     2.33 Information Statement. The information statement required to be sent to the Corporators in connection with the Special Meeting.

     2.34 Liquidation Account: The liquidation account established pursuant to Section of the Plan.

     2.35 Management Person: Any Officer or director of the Bank or the Stock Holding Company and any Officer, trustee or Corporator of the MHC.

     2.36 Marketing Agent: The broker-dealer responsible for organizing and managing the Conversion and sale of the Holding Company Conversion Stock.


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

     2.37 Market Maker: A dealer (i.e., any Person who engages directly or indirectly as agent, broker, or principal in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another Person) who, with respect to a particular security, (i) regularly publishes bona fide competitive bid and offer quotations on request, and (ii) is ready, willing and able to effect transactions in reasonable quantities at the dealer's quoted prices with other brokers or dealers.

     2.38 MHC: The 1855 Bancorp, the Massachusetts-chartered holding company for the Bank as it exists in mutual form prior to the Conversion.

     2.39 Non-Tax-Qualified Employee Benefit Plan: Any defined benefit plan or defined contribution plan which is not qualified under Section 401 of the Internal Revenue Code.

     2.40 Offering: The Subscription Offering, the Direct Community Offering and the Syndicated Community Offering.

     2.41 Officer: The Chairman of the Board, the President, any Officer of the level of vice president or above, the Clerk and the Treasurer of the Bank, the MHC or the Stock Holding Company, as the case may be.

     2.42 Person: An individual, corporation, partnership, association, joint-stock company, trust (including Individual Retirement Accounts, SEP's and Keogh Accounts), unincorporated organization, government entity or political subdivision thereof or any other entity.

     2.43 Plan: This Plan of Conversion.

     2.44 Qualifying Deposit: The aggregate balances of all Deposit Accounts of an Eligible Account Holder as of the close of business on the Eligibility Record Date or of a Supplemental Eligible Account Holder as of the close of business on the Supplemental Eligibility Record Date, as the case may be, provided that such aggregate balance is not less than $50.

     2.45 Range Maximum: The valuation which is 15% above the midpoint of the Estimated Valuation Range, as defined in Section 2.22.

     2.46 Regulations: The regulations of the Division and the FDIC regarding mutual to stock conversions.

     2.47 SEC: The Securities and Exchange Commission.

     2.48 Special Meeting: The Special Meeting of Corporators called for the purpose of voting on the Plan and the Sandwich Bancorp Acquisition.

     2.49 Stock Holding Company: The stock-form holding company that will be formed by conversion of the MHC as provided in the Plan, issue Holding Company Conversion Stock in the Conversion, and continue to own 100% of the common stock of the Bank.

     2.50 Stock Holding Company Application: The holding company application to be submitted by the MHC to the FRB to have the MHC convert to stock form and issue Holding Company Conversion Stock.

     2.51 Subscription Offering: The offering of Holding Company Conversion Stock for subscription by Persons holding subscription rights pursuant to the Plan.


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

     2.52 Subscription Price: The price per share, determined as provided in
Section 4.2.1 of the Plan, at which the Holding Company Conversion Stock will be sold in the Offering.

     2.53 Subsidiary: A company that is controlled by another company, either directly or indirectly through one or more subsidiaries.

     2.54 Supplemental Eligible Account Holder: Any Person holding a Qualifying Deposit on the Supplemental Eligibility Record Date.

     2.55 Supplemental Eligibility Record Date: The supplemental record date for determining who qualifies as a Supplemental Eligible Account Holder. The Supplemental Eligibility Record Date shall be June 30, 1997.

     2.56 Syndicated Community Offering: At the discretion of the MHC, the offering of Holding Company Conversion Stock following or contemporaneously with the Direct Community Offering through a syndicate of broker-dealers.

     2.57 Tax-Qualified Employee Plan: Any defined benefit plan or defined contribution plan (including the ESOP, any stock bonus plan, profit-sharing plan, or other plan) of the Bank, the Stock Holding Company, the MHC or any of their Affiliates, which, with its related trusts, meets the requirements to be qualified under Section 401 of the Internal Revenue Code.


ARTICLE 3. GENERAL PROCEDURE FOR CONVERSION

     3.1 Preconditions to Conversion. The Conversion is expressly conditioned upon prior occurrence of the following:

     3.1.1 Approval of the Plan by the affirmative vote of a majority of the Corporators at a regular or special meeting of such Corporators (and, if required by regulatory authorities, by the affirmative vote of a majority of Independent Corporators (who shall constitute not less than 60% of all Corporators)).

     3.1.2 Approval by the Commissioner of the Application, including the Plan and the Charter and Bylaws of the Stock Holding Company and of the Bank.

     3.1.3 Approval by the FRB for the MHC to convert to stock form and issue Holding Company Conversion Stock.

     3.2 Special Meeting of Corporators to Approve the Plan. Upon approval by at least two-thirds of all Trustees of the MHC, the Plan will be submitted to the Commissioner as part of the Application, together with a copy of the proposed Information Statement and all other material required by the Regulations, for approval by the Commissioner. Upon a determination by the Commissioner that the Application is complete, the MHC will publish and post public announcements and notices of the Application as required by the Commissioner and the Regulations. Following approval of the Plan by the Commissioner, the Special Meeting shall be scheduled in accordance with the MHC's Bylaws, and the Plan (as revised in response to comments received from the Commissioner), proposed revisions and amendments to the charters and bylaws of the Bank and the Stock Holding Company, and any information required pursuant to the Regulations, will be submitted to the Corporators for their consideration and approval at the Special Meeting. The MHC will mail to each Corporator a copy of the Information Statement not less than seven (7) days before the Special Meeting. Following approval of the Plan by the Corporators, the MHC intends to take such steps as may be appropriate pursuant to applicable laws


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

and regulations to convert the MHC to a Massachusetts-chartered stock form holding company (subject, however, to the Acquisition Precondition).

     3.3 Stock Holding Company Charter And Bylaws. Copies of the proposed Charter and Bylaws of the Stock Holding Company are attached hereto as Exhibit A, and are made a part of the Plan. By their approval of the Plan, the Corporators shall have approved and adopted the Charter and Bylaws of the Stock Holding Company.

     3.4 Bank Charter And Bylaws. Copies of the proposed amended and restated Charter and Bylaws of the Bank are attached hereto as Exhibit B, and are made a part of the Plan. By their approval of the Plan, the Trustees, as the governing body of the sole stockholder of the Bank, have approved and adopted the amended and restated Charter and Bylaws of the Bank.

     3.5 Offer and Sale of Holding Company Conversion Stock.

         3.5.1 Upon receipt of all required regulatory approvals, the Holding Company Conversion Stock will be offered for sale in a Subscription Offering simultaneously to Eligible Account Holders, Supplemental Eligible Account Holders, any Tax-Qualified Employee Benefit Plan, and directors, trustees, Officers and Employees in the manner set forth in Article hereof, and in a Direct Community Offering to be held either subsequent to or concurrently with the Subscription Offering. The Subscription Offering period will run for no less than twenty (20) but no more than forty-five (45) days from the date of distribution of the Subscription Offering materials, unless extended by the MHC with the approval of the Commissioner.

         3.5.2 If feasible, any shares of Holding Company Conversion Stock remaining unsold after completion of the Subscription Offering and a Direct Community Offering will be sold in a Syndicated Community Offering (which may commence following or contemporaneously with the Direct Community Offering). If for any reason a Syndicated Community Offering of all unsubscribed Holding Company Conversion Stock cannot be effected, the MHC will use its best efforts to obtain other purchasers, subject to the approval of the Commissioner. Completion of the sale of all Holding Company Conversion Stock not sold in the Subscription Offering is required within forty-five (45) days after termination of the Subscription Offering, subject to the extension of such forty-five (45) day period by the MHC with the approval of the Commissioner. The MHC may seek one or more extensions of such forty-five (45) day period if necessary to complete the sale of all shares of Holding Company Conversion Stock. If all available shares of Holding Company Conversion Stock are sold in the Subscription Offering and any Direct Community Offering, there will be no Syndicated Community Offering and the Conversion will be consummated (subject to the Acquisition Precondition) upon completion of the Subscription Offering or the Direct Community Offering, as the case may be.

         3.6 Conversion of MHC to Stock Holding Company. Upon the consummation of the Conversion the MHC will be converted into the Stock Holding Company. The Stock Holding Company will be chartered as a Massachusetts corporation and will be authorized to exercise any and all powers, rights and privileges, and will be subject to all limitations applicable to bank holding companies under applicable laws and regulations. The initial members of the Board of Directors of the Stock Holding Company will be those Persons whose names are set forth on Exhibit C to the Plan, each to hold office until the Annual Meeting (or Special Meeting in lieu thereof) in the year set forth opposite their respective names on such Exhibit C, and until their successors are elected and have been qualified, and otherwise in accordance with the Charter and

By-Laws of the Stock Holding Company. The Officers of the MHC immediately prior to the Conversion shall be the initial Officers of the Stock Holding Company, in each case until their respective successors are duly elected or appointed and qualified. The Stock Holding Company, as successor in interest to the MHC, will continue to own 100% of the common stock of the Bank. The Stock Holding Company expects to contribute at least half of the net proceeds of the Conversion to the Bank as additional capital.


ARTICLE 4. SHARES TO BE OFFERED

     4.1 Holding Company Common Stock. The Holding Company Common Stock shall be fully paid and nonassessable. The total number of shares of Holding Company Common Stock authorized under the Stock Holding Company's Charter will exceed the number of shares of Holding Company Conversion Stock to be issued to the Stock Holding Company stockholders in the Conversion. HOLDING COMPANY COMMON STOCK WILL NOT BE COVERED BY DEPOSIT INSURANCE.

     4.2 Independent Valuation, Purchase Price and Number of Shares.

         4.2.1 Subscription Price. Before the commencement of the Subscription Offering, an Estimated Valuation Range will be established by the Independent Appraiser, which range will vary within 15% above to 15% below the midpoint of such range. All shares sold in the Conversion will be sold at a uniform price per share (the "Subscription Price"), which is expected to be determined before the commencement of the Offering. If there is a Syndicated Community Offering, the price per share at which the Holding Company Conversion Stock is sold in such Syndicated Community Offering shall be equal to the per share purchase price of the shares sold in the Subscription Offering and the Direct Community Offering. The aggregate purchase price for all shares of Holding Company Conversion Stock will be equal to the estimated consolidated pro forma market value of the Holding Company Conversion Stock, as determined for such purpose by the Independent Appraiser.

         4.2.2 Number of Shares. The total number of shares (and a range thereof) of Holding Company Conversion Stock to be issued and offered for sale will be determined by the MHC immediately before the commencement of the Subscription Offering based on the Estimated Valuation Range and the Subscription Price. Such number of shares shall be subject to adjustment thereafter if necessitated by market or financial conditions, with the approval of the FDIC and the Commissioner, if necessary. In particular, the total number of shares may be increased by up to 15% above the maximum of the number of shares offered in the Subscription Offering if the Estimated Valuation Range is increased subsequent to the commencement of the Subscription Offering to reflect changes in market and financial conditions and the resulting aggregate purchase price is not more than 15% above the Range Maximum.

         4.2.3 Increase or Decrease in Number of Shares. The number of shares of Holding Company Conversion Stock may be increased or decreased by the MHC. In the event that the aggregate purchase price of the shares of Holding Company Conversion Stock ordered is below the minimum of the Estimated Valuation Range, or materially above the Range Maximum, resolicitation of purchasers may be required, provided, however, that up to a 15% increase above the Range Maximum will not be deemed to be material so as to require a resolicitation. Any such resolicitation shall be effected in such manner and within such time as the MHC shall establish, with the approval of the FDIC and the Commissioner, if required.

         4.2.4 Confirmation of Valuation. Notwithstanding the foregoing, no sale of Holding Company Conversion Stock may be consummated unless, before such consummation, the Independent Appraiser confirms to the MHC and to the FDIC and the Commissioner that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the aggregate value of the Holding Company Conversion Stock at the aggregate Subscription Price for all shares of Holding Company Conversion Stock is incompatible with its estimate of the aggregate consolidated pro forma market value of the Holding Company Conversion Stock. An increase in the aggregate value of the Holding Company Conversion Stock by up to 15% above the Range Maximum would not be deemed to be material. If such confirmation is not received, the MHC may cancel the Conversion, extend the Conversion and establish a new Subscription Price and/or Estimated Valuation Range, extend, reopen or hold a new Conversion or take such other action as the FDIC and the Commissioner may permit. The estimated pro forma market value of the Holding Company Conversion Stock shall be determined for such purpose by an Independent Appraiser on the basis of such appropriate factors as are not inconsistent with the Regulations and will be confirmed upon completion of the Conversion. In any case, the total number of shares of Holding Company Conversion Stock to be issued and sold will be determined by the MHC as follows: (a) the estimated aggregate pro forma market value of the Holding Company Conversion Stock, immediately after Conversion as determined by the Independent Appraiser, expressed in terms of a specific aggregate dollar amount rather than as a range, shall be divided by (b) the Subscription Price.


ARTICLE 5. SUBSCRIPTION RIGHTS AND ORDERS FOR COMMON STOCK

         5.1 Distribution of Prospectus. The Conversion shall be conducted in compliance with the Regulations and applicable SEC regulations. As soon as practicable after the prospectus prepared by the MHC has been declared effective by the Commissioner and the SEC, copies of the prospectus and order forms will be distributed to all Eligible Account Holders, Supplemental Eligible Account Holders, any Tax-Qualified Employee Plan and Employees, Officers, directors and trustees at their last known addresses appearing on the records of the Bank for the purpose of subscribing for shares of Holding Company Conversion Stock in the Subscription Offering and will be made available (if and when a Community Offering is held) for use by those Persons entitled to purchase in the Community Offering. Instead of distributing the prospectus and order forms, the MHC may distribute a notice of availability of the prospectus and the order form, together with a request card and a postage-prepaid return envelope for use in requesting such prospectus and order form. If the latter method is employed by the MHC, such notices shall be mailed to those eligible to subscribe in the Subscription Offering not less than thirty (30) calendar days before the expiration of the Subscription Offering.

         5.2 Order Forms. Each order form will be preceded or accompanied by the prospectus describing the Stock Holding Company, the Bank, the Sandwich Bancorp Acquisition, the Holding Company Conversion Stock and the Subscription and Community Offerings. Each order form will contain, among other things, the following:

         5.2.1 A specified date by which all order forms must be received by the MHC, which date shall be not less than 20 nor more than 45 days following the date on which the order forms are mailed by the MHC, and which date will constitute the termination of the Subscription Offering, unless extended;

         5.2.2 The Subscription Price per share for shares of Holding Company Conversion Stock to be sold in the Offering;

         5.2.3 A description of the minimum and maximum number of shares of Holding Company Conversion Stock that may be subscribed for pursuant to the exercise of subscription rights or otherwise purchased in the Offering;

         5.2.4 Instructions as to how the recipient of the order form is to indicate thereon the number of shares of Holding Company Conversion Stock for which such Person elects to subscribe and the available alternative methods of payment therefor;

         5.2.5 An acknowledgment that the recipient of the order form has received a copy of the prospectus before execution of the order form;

         5.2.6 A statement indicating the consequences of failing to properly complete and return the order form, including a statement to the effect that all subscription rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering to the MHC within the Subscription Offering period such properly completed and executed order form, together with a check or money order in the full amount of the purchase price as specified in the order form for the shares of Holding Company Conversion Stock for which the recipient elects to subscribe in the Subscription Offering (or by authorizing on the order form that the Bank withdraw said amount from the Deposit Account at the Bank maintained by such Person, but only if the MHC elects to permit such withdrawals from the type of such Deposit Account);

         5.2.7 A statement to the effect that the executed order form, once received by the MHC, may not be modified or amended by the subscriber without the consent of the MHC; and

         5.2.8 An acknowledgment by the Person submitting the order form (x) that the Conversion will not be consummated, and that no Holding Company Conversion Stock will be issued, unless at the time the Conversion is scheduled to be consummated, all preconditions to the closing of the Sandwich Bancorp Acquisition (other than the issuance of Holding Company Common Stock to the Sandwich shareholders) have been satisfied or waived, and (y) that such Person accordingly understands and agrees that by submitting such order form such Person is approving the Sandwich Bancorp Acquisition and is voting by written consent (pursuant to M.G.L. ch. 156B, ss.43) all Holding Company Conversion Stock to be purchased by such Person in favor of the Sandwich Bancorp Acquisition.

     Notwithstanding the above, the MHC reserves the right in its sole discretion to accept or reject orders received on photocopied or facsimilied order forms.

     5.3 Undelivered, Defective or Late Order Form; Insufficient Payment. In the event order forms (a) are not delivered for any reason or are returned undelivered to the MHC by the United States Postal Service, (b) are not received back by the MHC or are received by the MHC after the expiration date specified thereon, (c) are defectively filled out or executed, (d) are not accompanied by the full required payment for the shares of Holding Company Conversion Stock subscribed for (including cases in which Deposit Accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or
(e) are not mailed pursuant to a "no mail" order placed in effect by the account holder, the subscription rights of the Person to whom such rights have been granted will lapse as though such Person failed to return the contemplated order form within the time period specified thereon; provided, however, that the

MHC may, but will not be required to, waive any immaterial irregularity on any order form or require the submission of corrected order forms or the remittance of full payment for subscribed shares by such date as the MHC may specify.


     5.4 Payment for Stock

         5.4.1 All payments for Holding Company Conversion Stock subscribed for or ordered in the Conversion must be delivered in full to the MHC, together with a properly completed and executed order form, except in the case of the Syndicated Community Offering, on or before the expiration date specified on the order form, unless such date is extended by the MHC; provided, however, that if any Employee Plan subscribes for shares during the Subscription Offering, such plans will not be required to pay for the shares at the time they subscribe but rather may pay for such shares of Holding Company Conversion Stock subscribed for by such plans at the Subscription Price upon consummation of the Conversion, provided, however, that, in the case of the ESOP there is in force from the time of its subscription until the consummation of the Conversion, a loan commitment to lend to the ESOP, at such time, the aggregated Subscription Price of the shares for which it subscribed. The Stock Holding Company or the Bank may make scheduled discretionary contributions to an Employee Plan provided such contributions from the Bank, if any, do not cause the Bank to fail to meet its regulatory capital requirement. Payment for Holding Company Conversion Stock may also be made by a participant in an Employee Plan (including the Bank's deferred compensation plan for Bank Employees) causing funds held for such participant's benefit by an Employee Plan to be paid over for such purchase to the extent that such plan allows participants or any related trust established for the benefit of such participants to direct that some or all of their individual accounts or sub-accounts be invested in Holding Company Conversion Stock.

         5.4.2 Payment for Holding Company Conversion Stock shall be made either by check or money order, or if a purchaser has a Deposit Account in the Bank (and if the MHC has elected to permit such withdrawals from the type of Deposit Account maintained by such Person), such purchaser may pay for the shares subscribed for by authorizing the Bank to make a withdrawal from the purchaser's Deposit Account at the Bank in an amount equal to the aggregate purchase price of such shares. No wire transfers will be accepted. Any authorized withdrawal, whether from a savings, passbook or certificate account, shall be without penalty as to premature withdrawal. If the authorized withdrawal is from a certificate account, and the remaining balance does not meet the applicable minimum balance requirements, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate. Funds for which a withdrawal is authorized will remain in the purchaser's Deposit Account but may not be used by the purchaser until the Conversion is consummated or the 45-day period (or such longer period as may be approved by the Commissioner) following the Conversion has expired, whichever occurs first. After consummation of the Conversion, the withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled) at the Subscription Price. Interest submitted will continue to be earned on any amounts authorized for withdrawal until such withdrawal is given effect. Interest on checks and money orders will be paid by the Bank at a rate to be established by the Bank. Such interest will be paid from the date payment is received by the Bank until consummation or termination of the Conversion. If for any reason the Conversion is not consummated, all payments made by subscribers in the Conversion will be refunded to them with interest. In case of amounts authorized for withdrawal from Deposit Accounts, refunds will be made by canceling the authorization for withdrawal.

     5.5 Completion of the Conversion. The Conversion will be terminated if not completed within 180 days from the date of approval by the Commissioner.


ARTICLE 6. STOCK PURCHASE PRIORITIES.

     6.1 Priorities for Offering. All purchase priorities established by this Article 6 shall be subject to the purchase limitations set forth in, and shall be subject to adjustment as provided in, Article 7 of this Plan. In addition to the priorities set forth in this Article 6, the MHC may establish other priorities for the purchase of Holding Company Conversion Stock, subject to the approval of the Commissioner and the FDIC. The priorities for the purchase of shares in the Conversion are set forth in the following Sections.

     6.2 Certain Determinations. All interpretations or determinations of whether prospective purchasers are "residents," "Associates," or "Acting in Concert", and any other interpretations of any and all other provisions of the Plan shall be made by and at the sole discretion of the MHC, and may be based on whatever evidence the MHC may choose to use in making any such determination.

     6.3 Minimum Purchase; No Fractional Shares. The minimum purchase by any Person shall be 25 shares (to the extent that shares of Holding Company Conversion Stock are available for purchase), provided, however, that the aggregate purchase price for any minimum share purchase shall not exceed $500. No fractional shares will be allocated or issued.

     6.4 Overview of Priorities. In descending order of priority, the opportunity to purchase Holding Company Conversion Stock shall be given in the Subscription Offering to: (1) Eligible Account Holders; (2) Supplemental Eligible Account Holders; (3) Tax-Qualified Employee Plans; and (4) Employees, Officers, directors and trustees of the MHC and the Bank. Any shares of Holding Company Conversion Stock that are not subscribed for in the Subscription Offering at the discretion of the MHC may be offered for sale in a Direct Community Offering and/or a Syndicated Community Offering on terms and conditions and procedures satisfactory to the MHC.

     6.5 Priorities For Susbscription Offering.

         6.5.1 First Priority: Eligible Account Holders. Upon approval of the Plan by the Corporators and the receipt of permission from the Commissioner to offer the Holding Company Conversion Stock for sale, each Eligible Account Holder shall receive, without payment therefor, nontransferable subscription rights on a first priority basis to subscribe for a number of shares of Holding Company Conversion Stock equal to the greatest of (x) a number determined by dividing the Individual Maximum Purchase Limit (as such term is defined in Section ) by the per share Subscription Price, (y) one-tenth of one percent (.10%) of the shares offered in the Conversion, or (z) 15 times the product (rounded down to the nearest whole number) obtained by multiplying (1) the total number of shares of Holding Company Conversion Stock to be issued in the Conversion by (2) a fraction, of which the numerator is the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders. If there are insufficient shares available to satisfy all subscriptions of Eligible Account Holders, shares will be allocated to Eligible Account Holders so as to permit each such subscribing Eligible Account Holder to purchase a number of shares of Holding Company Conversion Stock sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares of Holding Company Conversion Stock will be allocated pro rata to remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the same proportion that each such subscriber's Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. Subscription rights to purchase Holding Company Conversion Stock received by corporators, Trustees, Officers, and directors of the MHC and the Bank (and their Associates) based on their increased deposits in the Bank in the one year preceding the Eligibility Record Date shall be subordinated to the subscription rights of other Eligible Account Holders. To ensure proper allocation of stock, each Eligible Account Holder must list on his or her subscription order form all Deposit Accounts in which he had an ownership interest as of the Eligibility Record Date.

         6.5.2 Second Priority: Supplemental Eligible Account Holders. To the extent there are shares remaining after satisfaction of subscriptions by Eligible Account Holders, each Supplemental Eligible Account Holder shall receive non-transferable subscription rights to subscribe for a number of shares of Holding Company Conversion Stock equal to the greatest of (x) a number determined by dividing the Individual Maximum Purchase Limit by the per share Subscription Price, (y) one-tenth of one percent (.10%) of the shares offered in the Conversion, or (z) 15 times the product (rounded down to the nearest whole number) obtained by multiplying (1) the total number of shares of Holding Company Conversion Stock to be issued in the Conversion by (2) a fraction, of which the numerator is the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders. In the event Supplemental Eligible Account Holders subscribe for a number of shares of Holding Company Conversion Stock which, when added to the shares subscribed for by Eligible Account Holders, exceed available shares, the available shares of Holding Company Conversion Stock will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares of Holding Company Conversion Stock sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder whose subscription remains unfilled in the same proportion that such subscriber's Qualifying Deposit on the Supplemental Eligibility Record Date bears to the total amount of Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled. Any Subscription Rights to purchase shares of Holding Company Conversion Stock received by an Eligible Account Holder pursuant to Section above shall be applied in partial satisfaction of the Subscription Rights of Supplemental Eligible Account Holders described in this Section 6.5.2.

         6.5.3 Third Priority: Tax-Qualified Employee Plans. To the extent there are shares remaining after satisfaction of subscriptions by Eligible Account Holders and Supplemental Eligible Account Holders, the Tax-Qualified Employee Plans shall be given the opportunity to purchase in the aggregate up to 8% of the Holding Company Conversion Stock issued in the Conversion. In the event that the total number of shares of Holding Company Conversion Stock offered in the Conversion is increased to an amount greater than the Range Maximum, the ESOP shall have a priority right to purchase any such shares exceeding the Range Maximum (up to the aggregate of 8% of Holding Company Conversion Stock allocated to it pursuant to this Section 6.5.3).

         6.5.4 Fourth Priority: Employees, Officers, Directors and Trustees. To the extent there are shares remaining after satisfaction of subscriptions by Eligible Account Holders, Supplemental Eligible Account Holders, and any Tax-Qualified Employee Plan, each Employee, Officer, director and trustee of the MHC or the Bank shall receive non-transferable subscription rights to subscribe for shares of Holding Company Conversion Stock offered in the Conversion in an amount equal to the Individual Maximum Purchase Limit; provided, however, that the aggregate number of shares of Holding Company Conversion Stock that may be purchased by Employees, Officers, directors and trustees pursuant to this Section 6.5.4 shall be limited to 30% of the total number of shares of Holding Company Conversion Stock sold in the Conversion. Shares purchased under this Section 6.5.4 shall be aggregated with shares purchased under the preceding priority categories when calculating the 30% purchase limitation applicable to purchases by such Persons. In the event that Employees, Officers, directors, and trustees subscribe under this Section 6.5.4 for more shares of Holding Company Conversion Stock than are available for purchase by them, the shares of Holding Company Conversion Stock available for purchase will be allocated by the MHC among such subscribing Persons on an equitable basis, such as by giving weight to the period of service, compensation and position of the individual subscriber.


     6.6 Priorities for Direct Community Offering

         6.6.1 Any shares of Holding Company Conversion Stock not subscribed for in the Subscription Offering may be offered for sale in a Direct Community Offering. This will involve an offering of all unsubscribed shares of Holding Company Conversion Stock directly to the general public. The Direct Community Offering, if any, shall be for a period of not more than 45 days unless extended by the MHC, and shall commence concurrently with, during or promptly after the Subscription Offering. The MHC may use an investment banking firm or firms on a best efforts basis to sell the unsubscribed shares in the Subscription and Direct Community Offering. The MHC may pay a commission or other fee to such investment banking firm or firms as to the shares sold by such firm or firms in the Subscription and Direct Community Offering and may also reimburse such firm or firms for expenses incurred in connection with the sale. The Direct Community Offering may be supplemented by a Syndicated Community Offering managed by such investment banking firm or firms, for which a fee will also apply, as well as expense reimbursement. The Holding Company Conversion Stock will be offered and sold in the Direct Community Offering, in accordance with the Regulations, so as to achieve the widest distribution of the Holding Company Conversion Stock. No Person may subscribe for or purchase more than the Individual Maximum Purchase Limit of Holding Company Conversion Stock in the Direct Community Offering.

         6.6.2 In the event of an oversubscription for shares in the Direct Community Offering, available shares will be allocated (to the extent shares remain available) first to cover orders of natural Persons residing in the Bank's Community, so that each such Person may receive 100 shares, and thereafter, on a pro rata basis to such Persons based on the amount of their respective subscriptions or on such other reasonable basis as may be determined by the MHC. After such allocation has been completed, available shares will be allocated (to the extent shares remain available) to cover orders of any other Person subscribing for shares in the Direct Community Offering, so that each such other Person may receive 100 shares, and thereafter, on a pro rata basis to such other Persons based on the amount of their respective subscriptions or on such other reasonable basis as may be determined by the MHC.

         6.6.3 The terms "residence," "reside," or "residing" as used herein with respect to any Person shall mean any Person who occupies a dwelling within the Bank's Community, has an intent to remain with the Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Community together with an indication that such presence within the Community is not merely transitory in nature. To the extent the Person is a corporation or other business entity, the principal place of business or headquarters must be in the Community. The Bank may use deposit or loan records or such other evidence provided to it to determine whether a Person is a resident. In all cases, however, such a determination shall be in the sole discretion of the MHC.

         6.6.4 The MHC, in its sole discretion, may reject subscriptions, in whole or in part, received from any Person under this Section 6.6.

     6.7 Priorities for Syndicated Community Offering

         6.7.1 Any shares of Holding Company Conversion Stock not sold in the Subscription Offering or in the Direct Community Offering, if any, may be offered for sale to the general public by a selling group of broker-dealers in a Syndicated Community Offering, subject to terms, conditions and procedures as may be determined by the MHC in a manner that is intended to achieve the widest distribution of the Holding Company Conversion Stock subject to the rights of the MHC to accept or reject in whole or in part all orders in the Syndicated Community Offering. No Person may purchase in the Syndicated Community Offering more than the Individual Maximum Purchase Limit of Holding Company Conversion Stock. Orders for Holding Company Conversion Stock in the Syndicated Community Offering may be filled up to a maximum percentage (to be determined by the MHC and not to exceed two percent (2%) or the purchase limitations contained in the
Plan) of the total number of shares of Holding Company Conversion Stock. It is expected that the Syndicated Community Offering will commence as soon as practicable after termination of the Direct Community Offering, if any. The Syndicated Community Offering shall be completed within 45 days after the termination of the Subscription Offering, unless such period is extended as provided herein. The commission in the Syndicated Community Offering shall be determined by a marketing agreement between the MHC and the Marketing Agent. Such agreement shall be filed with the FDIC, the Division and the SEC.

         6.7.2 If for any reason a Syndicated Community Offering of unsubscribed shares of Holding Company Conversion Stock cannot be effected or is not deemed to be advisable, and any shares remain unsold after the Subscription Offering and the Community Offering, if any, the MHC will seek to make other arrangements for the sale of the remaining shares, including an underwritten public offering. Such other arrangements will be subject to the approval of the Commissioner and the FDIC and to compliance with applicable state and federal securities laws.


ARTICLE 7. ADDITIONAL LIMITATIONS ON PURCHASES

     7.1 General. Purchases of Holding Company Conversion Stock in the Conversion will be subject to the purchase limitations set forth in this
Article 7:

     7.2 Individual Maximum Purchase Limit. This Section 7.2 sets forth the "Individual Maximum Purchase Limit." No Person may purchase in the Offering (including the Subscription Offering, the Direct Community Offering and the Syndicated Community Offering) more than $750,000 of Holding Company Conversion Stock, except that: (i) the MHC may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, (x) increase such Individual Maximum Purchase Limit to up to 5% of the number of shares of Holding Company Conversion Stock offered in the Conversion or (y) decrease such Individual Maximum Purchase Limit to no less than one-tenth of one percent (.10%) of the number of shares of Holding Company Conversion Stock offered in the Conversion; and (ii) Tax-Qualified

Employee Plans may purchase up to 8% of the shares issued in the Conversion. If the MHC increases the Individual Maximum Purchase Limit (as permitted by this Section 7.2), subscribers for the previously-effective maximum amount will be, and certain other large subscribers in the sole discretion of the MHC may be, given the opportunity to increase their subscriptions up to the then applicable limit. Requests to purchase additional shares of Holding Company Conversion Stock under this provision will be determined by the MHC, in its sole discretion.

     7.3 Group Acting in Concert. This Section 7.3 sets forth the "Group Maximum Purchase Limit." No Person and his or her Associates or group of Persons Acting in Concert, may purchase in the Offering (including the Subscription Offering, the Direct Community Offering and the Syndicated Community Offering) more than $1,500,000 of Holding Company Conversion Stock, except that: (i) the MHC may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, (x) increase such Group Maximum Purchase Limit to up to 5% of the number of shares of Holding Company Conversion Stock offered in the Conversion or (y) decrease such Group Maximum Purchase Limit to no less than one-tenth of one percent (.10%) of the number of shares of Holding Company Conversion Stock offered in the Conversion; and (ii) Tax-Qualified Employee Plans may purchase up to 8% of the shares issued in the Conversion. Notwithstanding the foregoing, in the event that the MHC increases the Individual Maximum Purchase Limit (as permitted by Section 7.2) to a number that is in excess of the Group Maximum Purchase Limit established by this Section 7.3, the Group Maximum Purchase Limit shall automatically be increased so as to be equal to the Individual Maximum Purchase Limit, as adjusted.

     7.4 Purchases by Management Persons. The aggregate number of shares of Holding Company Conversion Stock to be purchased in the Offering by Management Persons and their Associates shall not exceed 30% of the total number of shares of Holding Company Conversion Stock sold in the Conversion.

     7.5 Special Rule for Tax-Qualified Employee Plans. Shares of Holding Company Conversion Stock purchased by any individual participant ("Plan Participant") in a Tax-Qualified Employee Plan using funds therein pursuant to the exercise of subscription rights granted to such Participant in his individual capacity as an Eligible Account Holder or Supplemental Eligible Account Holder and purchases by such Plan Participant in a Community Offering shall not be deemed to be purchases by a Tax-Qualified Employee Plan for purposes of calculating the maximum amount of Holding Company Conversion Stock that Tax-Qualified Employee Plans may purchase pursuant to this Plan if the individual Plan Participant controls or directs the investment authority with respect to such account or subaccount.

     7.6 Increase in the Total Number of Shares Offered. In the event that (i) the total number of shares of Holding Company Conversion Stock offered in the Conversion is increased to an amount greater than the Range Maximum, and (ii) there shall be additional shares of Holding Company Conversion Stock available after the ESOP shall have exercised its priority right (established pursuant to Section 6.5.3) to purchase shares exceeding the Range Maximum, any additional shares not purchased by the ESOP will be issued to fill unfulfilled subscriptions of other subscribers according to their respective priorities set forth in the Plan.

     7.7 Illegal Purchases. Notwithstanding any other provision of the Plan, no Person shall be entitled to purchase any Holding Company Conversion Stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. The MHC and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

     7.8 Rejection of Orders. The MHC has the right in its sole discretion to reject any order submitted by a Person whose representations the MHC believes to be false or who it otherwise believes, either alone or Acting in Concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of the Plan.

     7.9 Subscribers in Non-Qualified States or in Foreign Countries. The MHC, in its sole discretion, may make reasonable efforts to comply with the securities laws of any state in the United States in which its depositors reside, and will only offer and sell the Holding Company Conversion Stock in states in which the offers and sales comply with such states' securities laws. However, no Person will be offered or allowed to purchase any Holding Company Conversion Stock under the Plan if he or she resides in a foreign country or in a state of the United States with respect to which any of the following apply:
(i) a small number of Persons otherwise eligible to purchase shares under the Plan reside in such state or foreign county; (ii) the offer or sale of shares of Holding Company Conversion Stock to such Persons would require the Stock Holding Company or its Employees to register, under the securities laws of such state or foreign country, as a broker or dealer or to register or otherwise qualify its securities for sale in such state or foreign country; or (iii) such registration or qualification would be impracticable for reasons of cost or otherwise.

     7.10 No Offer to Transfer Shares. Before the consummation of the Conversion, no Person shall offer to transfer, or enter into any agreement or understanding to transfer the legal or beneficial ownership of any subscription rights or shares of Holding Company Conversion Stock, except pursuant to the Plan. The following shall not constitute impermissible transfers under this Plan. Any Person having subscription rights in his individual capacity as an Eligible Account Holder or Supplemental Eligible Account Holder may exercise such subscription rights by causing a tax-qualified plan to make such purchase using funds allocated to such Person in such tax-qualified plan if such individual plan participant controls or directs the investment authority with respect to such account or subaccount. A tax-qualified plan that maintains an Eligible Deposit Account in the Bank as trustee for or for the benefit of a Person who controls or directs the investment authority with respect to such account or subaccount ("Beneficiary") may, in exercising its subscription rights, direct that the Holding Company Conversion Stock be issued in the name of such individual Beneficiary in his individual capacity.

     7.11 Confirmation by Purchasers. EACH PERSON ORDERING HOLDING COMPANY CONVERSION STOCK IN THE CONVERSION WILL BE DEEMED TO CONFIRM THAT SUCH PURCHASE DOES NOT CONFLICT WITH THE PURCHASE LIMITATIONS IN THE PLAN. ALL QUESTIONS CONCERNING WHETHER ANY PERSONS ARE ASSOCIATES OR A GROUP ACTING IN CONCERT OR WHETHER ANY PURCHASE CONFLICTS WITH THE PURCHASE LIMITATIONS IN THE PLAN OR OTHERWISE VIOLATES ANY PROVISION OF THE PLAN SHALL BE DETERMINED BY THE MHC IN ITS SOLE DISCRETION. SUCH DETERMINATION SHALL BE CONCLUSIVE, FINAL AND BINDING ON ALL PERSONS AND THE MHC MAY TAKE ANY REMEDIAL ACTION, INCLUDING WITHOUT LIMITATION REJECTING THE PURCHASE OR REFERRING THE MATTER TO THE COMMISSIONER FOR ACTION, AS IN ITS SOLE DISCRETION THE MHC MAY DEEM APPROPRIATE.


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

ARTICLE 8 POST OFFERING MATTERS

     8.1 Stock Purchases After the Conversion. For a period of three years after the proposed Conversion, no Officer or director of the Stock Holding Company or the Bank, or his or her Associates, may purchase, without the prior written approval of the Commissioner, any Holding Company Common Stock:

         (i) from the Stock Holding Company, or

         (ii) except from a broker-dealer registered with the SEC, provided that the foregoing shall not apply to (x) negotiated transactions involving more than 1% of the outstanding Holding Company Common Stock, or (y) purchases of stock made by and held by any Tax-Qualified or Non-Tax-Qualified Employee Plan of the Bank or the Stock Holding Company even if such stock is attributable to Officers, directors or their Associates.

         8.2 Resales of Stock by Management Persons. Holding Company Conversion Stock purchased by Management Persons in the Conversion may not be resold for a period of at least one year following the date of purchase, except in the case of death or substantial disability, as determined by the Commissioner, of the Management Person, or upon the written approval of the Commissioner.

     8.3 Stock Certificates. Each stock certificate shall bear a legend giving appropriate notice of the restrictions set forth in Section 8.2. Appropriate instructions shall be issued to the Stock Holding Company's transfer agent with respect to applicable restrictions on transfers of such stock. Any shares of stock issued as a stock dividend, stock split or otherwise with respect to such restricted stock, shall be subject to the same restrictions as apply to the restricted stock.

         8.4 Restriction on Financing Stock Purchases. The Stock Holding Company will not offer or sell any of the Holding Company Common Stock proposed to be issued to any Person whose purchase would be financed by funds loaned to the Person by the Stock Holding Company, Bank or any of their Affiliates.

         8.5 Stock Benefit Plans. The Board of Directors of the Bank and/or the Stock Holding Company are permitted under the Regulations, and may decide, to adopt one or more stock benefit plans for the benefit of the Employees, Officers and directors of the Bank and Stock Holding Company, including an ESOP, stock award plans and stock option plans, which will be authorized to purchase Holding Company Common Stock and grant options for Holding Company Common Stock. However, only the Tax-Qualified Employee Plans will be permitted to purchase Holding Company Conversion Stock in the Conversion subject to the purchase priorities set forth in the Plan. Pursuant to the Regulations, the Stock Holding Company may authorize the ESOP and any other Tax-Qualified Employee Plans to purchase in the aggregate up to 8% of the Holding Company Conversion Stock to be issued. The Bank or the Stock Holding Company may make scheduled discretionary contributions to one or more Tax-Qualified Employee Plans to purchase Holding Company Common Stock or to purchase issued and outstanding shares of Holding Company Common Stock or authorized but unissued shares of Holding Company Common Stock subsequent to the completion of the Conversion, provided, however, that such contributions do not cause the Bank to fail to meet any of its regulatory capital requirements. The Plan specifically authorizes the grant and issuance by the Stock Holding Company of (i) awards of Holding Company Common Stock after the Conversion pursuant to one or more stock recognition and award plans (the "Recognition Plans") in an amount equal to up to 4% of the number of shares of Holding Company Conversion Stock issued in the Conversion, (ii) options to purchase a number of shares of the Stock Holding Company's Holding Company Conversion Stock in an amount equal to up to 10% of the number of shares of Holding Company Conversion Stock issued in the Conversion and shares of Holding Company Conversion Stock issuable upon exercise of such options, and (iii) Holding Company Common Stock to one or more Tax Qualified Employee Plans, including the ESOP, at the closing of the Conversion or at any time thereafter, in an amount equal to up to 8% of the number of shares of Holding Company Conversion Stock issued in the Conversion (including shares of Holding Company Conversion Stock to be issued to the ESOP). Shares awarded to the Tax Qualified Employee Plans or pursuant to the Recognition Plans, and shares issued upon exercise of options may be authorized but unissued shares of the Stock Holding Company's Holding Company Common Stock, or shares of Holding Company Common Stock purchased by the Stock Holding Company or such plans in the open market. The Recognition Plans and the stock option plans will be subject to stockholder approval.

     8.6 Market for Holding Company Common Stock. If at the close of the Conversion the Stock Holding Company has more than 300 shareholders of any class of stock, the Stock Holding Company shall use its best efforts to:

         8.6.1 Encourage and assist a Market Maker to establish and maintain a market for that class of stock; and

         8.6.2 List that class of stock on a national or regional securities exchange, or on the NASDAQ system.

         8.6.3 Register the Holding Company Common Stock with the SEC pursuant to the Exchange Act, and undertake not to deregister such Holding Company Common Stock for a period of three years thereafter.


8.7 Liquidation Account.

         8.7.1 The MHC shall, at the time of the Conversion, establish a Liquidation Account in an amount equal to the net worth of the MHC as set forth in the latest consolidated statement of financial condition contained in the final Prospectus distributed in connection with the Conversion. The function of the Liquidation Account is to establish a priority on liquidation and, except as otherwise provided in this Section, the existence of the Liquidation Account shall not operate to restrict the use or application of any of the net worth accounts of the Stock Holding Company. The Liquidation Account will be maintained by the MHC for the benefit of the Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain Deposit Accounts with the Bank following the Conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to each Deposit Account, hold a related inchoate interest in a portion of the Liquidation Account balance, in relation to each Deposit Account balance at the Eligibility Record Date or Supplemental Eligibility Record Date, as the case may be, or to such balance as it may be subsequently reduced, as hereinafter provided. The initial Liquidation Account balance shall not be increased, and shall be subject to downward adjustment to the extent of any downward adjustment of any subaccount balance of any Eligible Account Holder or Supplemental Eligible Account Holder in accordance with 209 CMR 33.05(12).

         8.7.2 In the unlikely event of a complete liquidation of the Stock Holding Company (and only in such event), following all liquidation payments to creditors (including those to depositors to the extent of their Deposit Accounts) each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidating distribution from the Liquidation

Account, in the amount of the then-adjusted subaccount balances for his or her deposit accounts then held, before any liquidating distribution may be made to any holders of the Stock Holding Company's capital stock. No merger, consolidation, reorganization, or purchase of bulk assets with assumption of deposit accounts and other liabilities, or similar transactions with an FDIC-insured institution, in which the Stock Holding Company is not the surviving institution, shall be deemed to be a complete liquidation for this purpose. In such transactions, the Liquidation Account shall be assumed by the surviving institution.

         8.7.3 The initial subaccount balance for a Deposit Account held by an Eligible Account Holder and/or Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the Liquidation Account by a fraction, the numerator of which is the amount of such Eligible Account Holder's or Supplemental Eligible Account Holder's Qualifying Deposit and the denominator of which is the total amount of all Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders in the Bank. For Deposit Accounts in existence on both dates, separate subaccounts shall be determined on the basis of the Qualifying Deposits in such Deposit Accounts on such record dates. Such initial subaccount balance shall not be increased by additional Deposits, but shall be subject to downward adjustment as described below.

         8.7.4 If, at the close of business on the last day of any period for which the Stock Holding Company has prepared audited financial statements subsequent to the effective date of the Conversion, the deposit balance in the Deposit Account of an Eligible Account Holder or Supplemental Eligible Account Holder is less than the lesser of: (i) the balance in the Deposit Account at the close of business on the last day of any period for which the Stock Holding Company has prepared audited financial statements subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date, or (ii) the amount in such Deposit Account as of the Eligibility Record Date or Supplemental Eligibility Record Date, then the subaccount balance for such Deposit Account shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in the balance of such Deposit Account. In the event of such downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related Deposit Account. If any such Deposit Account is closed, the related subaccount shall be reduced to zero. For purposes of this Section, a time account shall be deemed to be closed upon its maturity date regardless of any renewal thereof. A distribution of each subaccount balance may be made only in the event of a complete liquidation of the Stock Holding Company subsequent to the Conversion and only out of funds available for such purpose after payment of all creditors.

         8.7.5 The Stock Holding Company shall not be required to set aside funds for the purpose of establishing the Liquidation Account, and the creation and maintenance of the Liquidation Account shall not operate to restrict the use or application of any of the net worth accounts of the Stock Holding Company, except that the Stock Holding Company shall not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its net worth to be reduced below the amount required for the Liquidation Account.

     8.8 Payment of Dividends. The Stock Holding Company may not declare or pay a cash dividend on the Holding Company Common Stock if the effect thereof would cause its regulatory capital to be reduced below the amount required to maintain the Liquidation Account and under

FDIC rules and regulations. Otherwise, the Stock Holding Company may declare dividends in accordance with applicable laws and regulations.

     8.9 Repurchase of Stock. The Stock Holding Company has no present intention of repurchasing any of the Holding Company Common Stock. However, based upon facts and circumstances following the Conversion and subject to applicable regulatory and accounting requirements, the Board of Directors of the Stock Holding Company may determine to repurchase stock in the future. Such facts and circumstances may include but not be limited to: (i) market and economic factors such as the price at which the Holding Company Common Stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and the opportunity to improve the Stock Holding Company's return on equity; (ii) the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or the purchase of shares by the ESOP in the event the ESOP is unable to acquire shares in the Subscription Offering, or to fund the Stock Plans; (iii) the preservation of pooling-of-interests treatment of the Sandwich Bancorp Acquisition under GAAP and (iv) any other circumstances in which repurchases would be in the best interests of the Stock Holding Company and its shareholders. In order to preserve pooling-of-interests accounting treatment of the Sandwich Bancorp Acquisition under GAAP, the Stock Holding Company's ability to repurchase shares of Holding Company Common Stock will be limited during the two-year period following consummation of the Sandwich Bancorp Acquisition.

     8.10 Conversion Expenses. The Regulations require that the expenses of the Conversion must be reasonable. The MHC will use its best efforts to assure that the expenses incurred by the MHC in effecting the Conversion will be reasonable.

     8.11 Public Inspection of Conversion Application. The MHC will maintain a copy of the Application in the main banking office of the Bank and such copy will be available for public inspection.

     8.12 Enforcement of Terms and Conditions. The MHC shall have the right to take all such action as it, in its sole discretion, may deem necessary, appropriate or advisable in order to monitor and enforce the terms, conditions, limitations and restrictions contained in the Plan and the terms, conditions and representations contained in the Order Forms, including, but not limited to, the right to require any subscriber or purchaser to provide evidence, in a form satisfactory to the MHC, of such Person's eligibility to subscribe for or purchase shares of the Holding Company Conversion Stock under the terms of the Plan and the absolute right (subject only to any necessary regulatory approvals or concurrence) to reject, limit or revoke acceptance of any subscription or order and to delay, terminate or refuse to consummate any sale of Holding Company Conversion Stock that it believes might violate, or is designed to, or is any part of a plan to, evade or circumvent such terms, conditions, limitations, restrictions and representations. Any such action shall be final, conclusive and binding on all Persons, and the MHC, the Bank and their Board of Trustees, Board of Directors, Officers, Employees and agents shall be free from any liability to any Person on account of any such action.

     8.13 Voting Rights in Converted Bank. Following the Conversion, the holders of the capital stock of the Stock Holding Company shall have exclusive voting rights in the Stock Holding Company.

ARTICLE 9. MISCELLANEOUS

     9.1 Interpretation of Plan. All interpretations of the Plan and application of its provisions to particular circumstances by the MHC shall be final, subject to the authority of the Commissioner. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to the Plan unless otherwise indicated. The recitals hereto constitute an integral part of the Plan. References to Sections include subsections, which are part of the related Section (e.g., a section numbered "Section 5.5.1" would be part of "Section 5.5" and references to "Section 5.5" would also refer to material contained in the subsection described as "Section 5.5.1"). The table of contents and headings contained in the Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan. Whenever the words "include", "includes" or "including" are used in the Plan, they shall be deemed to be followed by the words "without limitation".

     9.2 Amendment or Termination of the Plan. If deemed necessary or desirable, the terms of the Plan may be substantively amended by a majority vote of the members of the Board of Trustees as a result of comments from regulatory authorities at any time prior to approval of the Plan by the Commissioner and at any time thereafter with the concurrence of the Commissioner. Other amendments which do not result from the comments from regulatory authorities may be approved by a vote of a majority of the Conversion Committee. If amendments to the Plan are made after the Special Meeting, no further approval of the Corporators will be necessary unless otherwise required by the Commissioner. The Plan may be terminated by the Board of Trustees in its sole discretion, by reason of the termination of the Acquisition Agreement or otherwise, at any time prior to the Special Meeting and at any time thereafter with the concurrence of the Commissioner. The Plan will terminate if the sale of all shares of Holding Company Conversion Stock is not completed within twenty four months from the date of approval of the Plan by the Board of Trustees.

     Dated: April 23, 1998.




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